EXHIBIT 99.2

September 30, 2016	QUARTERLY REPORT

Dear Shareholder:

C&N continues to make steady progress in driving growth while managing risk and building capacity for the future. Loans, deposits, and trust assets under management all showed solid increases over the past 12 months and during the third quarter of 2016. Our focus on business development and expanding relationships continues to gain traction across all lines of business, and across our footprint. Growth in the Lycoming County, PA market has been particularly strong during 2016, reflecting the addition of lending staff in that region in 2015 as well as the Team’s commitment to growing that region. We have recently added a commercial lender in the Chemung County (Elmira), New York area and will be making application to establish a loan production office there to enhance our existing presence in southern New York. Over time, we expect to add mortgage lending and trust services to the team to deliver the complete C&N experience in the Chemung County market. Management continues to seek opportunities for growth and expansion that will leverage our capital and recent investments in capacity.

Earnings were $.95 per share for the nine months ended September 30, 2016 as compared to $1.01(diluted) in the first nine months of 2015. Third quarter 2016 earnings per share were $0.34 in comparison to $0.35 for the third quarter 2015. Return on average assets (ROAA) for the nine months ended September 30, 2016 was 1.25% and return on average equity (ROAE) was 8.16%. Both of these measures showed improvement from year-to-date performance through June 30, 2016.

For the first nine months of 2016, net interest income of $30.2 million was .84% higher than the comparable total for the first nine months of 2015. The net interest margin was 3.77%, which was 0.08% higher than the margin for the first nine months of 2015. The improvement in the margin reflected a lower cost of borrowed funds and a more favorable mix of earning assets. Average total loans outstanding were higher by $68.9 million (10.7%) in the first nine months of 2016 as compared to the first nine months of 2015, while average total available-for-sale securities were lower by $87.6 million. The average balance of earning assets was $20.6 million lower in the nine-month period ended September 30, 2016 as compared to the first nine months of 2015, reflecting a reduction in funding available for investment, as average total deposits decreased $9.3 million (1.0%).

The provision for loan losses for the nine months ended September 30, 2016 exceeded the corresponding amount for the first nine months of 2015 by $698,000. The provision in 2016 included an increase of $418,000 as compared to the first nine months of 2015 from changes in specific allowances on loans individually identified as impaired, net of related charge offs. The remainder of the increase was due to continued effects of loan growth and slight increases in net charge-off experience and qualitative factors used in determining the collectively evaluated portion of the allowance.

Noninterest revenue was flat in the first nine months of 2016 as compared to the total for the first nine months of 2015. While there was solid growth in net gains from sales of loans and trust revenues, they were offset by decreases in the value of mortgage servicing rights, service charges on deposit accounts, and brokerage revenue.

In the first nine months of 2016, realized gains from securities totaled $1.1 million, including gains from sales of bank stocks of $837,000. In the first nine months of 2015, C&N generated gains from sales of securities totaling $1.1 million, including gains from sales of bank stocks of $476,000, and also incurred a loss of $910,000 from a prepayment of principal on a borrowing.

Noninterest expenses, excluding loss on prepayment of borrowings, in the first nine months of 2016 exceeded the amount for the first nine months of 2015 by $1.6 million (6.4%). Salaries and wages expense increased $867,000 (8.0%). Several new positions were established in the latter portion of 2015 and early 2016, including new positions established for lending, lending support, information technology, training, human resources and marketing functions. Professional fees expense increased $379,000, including increases related to employee sales and service training, information technology, marketing and outsourced commercial loan credit review.

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C&N remains well positioned to pursue growth and expansion by virtue of its very strong capital base. As discussed earlier, we are continuously evaluating appropriate opportunities to enhance our franchise and earnings performance. At the same time, we continue to support shareholder value through cash dividends and a stock repurchase program. Dividends declared were $.26 per share in each of the first three quarters of 2016, consistent with the levels in the previous year, producing an annualized yield of 4.73% based on the September 30, 2016 closing market price of $21.97. In the second quarter 2016, we completed the 2014 repurchase program of 622,500 shares. In April 2016, the Board announced a new common stock repurchase program for the acquisition of up to 600,000 shares. There have been no repurchases of stock under the new program.

In closing, I want to thank the C&N Team for its commitment to our mission of “Creating Value Through Lifelong Relationships”. This commitment was recently recognized when C&N received awards from the Institute for Extraordinary Banking in the categories of Thought Leader, Culture, and Money Smarts for excellence in unique and cutting edge practices, high levels of employee engagement, and delivering financial literacy education to our customers. Congratulations to everyone at C&N for these well-deserved honors!

And, thank you to all of our shareholders for your investment and ongoing support.

J. Bradley Scovill

President and CEO

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CONDENSED, CONSOLIDATED EARNINGS INFORMATION

(In Thousands, Except Per Share Data) (Unaudited)

	3RD	3RD
	QUARTER	QUARTER
	2016	2015
	(Current)	(Prior Year)	$ Incr. (Decr.)	% Incr. (Decr.)
Interest and Dividend Income	$11,131	$11,134	$(3)	-0.03%
Interest Expense	944	1,126	(182)	-16.16%
Net Interest Income	10,187	10,008	179	1.79%
Provision for Loan Losses	538	302	236	78.15%
Net Interest Income After Provision for Loan Losses	9,649	9,706	(57)	-0.59%
Other Income	3,884	3,961	(77)	-1.94%
Net Gains on Available-for-sale Securities	584	79	505	639.24%
Other Noninterest Expenses	8,579	8,117	462	5.69%
Income Before Income Tax Provision	5,538	5,629	(91)	-1.62%
Income Tax Provision	1,451	1,395	56	4.01%
Net Income	$4,087	$4,234	$(147)	-3.47%

PER COMMON SHARE DATA:
Net Income – Basic	$0.34	$0.35	$(0.01)	-2.86%
Net Income – Diluted	$0.34	$0.35	$(0.01)	-2.86%
Cash Dividend Declared Per Share	$0.26	$0.26	$0.00	0.00%
Number Shares Used in Computation – Basic	12,078,397	12,200,129
Number Shares Used in Computation – Diluted	12,108,196	12,220,330

CONDENSED, CONSOLIDATED EARNINGS INFORMATION

(In Thousands, Except Per Share Data) (Unaudited)

	9 MONTHS ENDED
	SEPTEMBER 30,
	2016	2015
	(Current)	(Prior Year)	$ Incr. (Decr.)	% Incr. (Decr.)
Interest and Dividend Income	$32,992	$33,483	$(491)	-1.47%
Interest Expense	2,773	3,515	(742)	-21.11%
Net Interest Income	30,219	29,968	251	0.84%
Provision for Loan Losses	1,224	526	698	132.70%
Net Interest Income After Provision for Loan Losses	28,995	29,442	(447)	-1.52%
Other Income	11,480	11,479	1	0.01%
Net Gains on Available-for-sale Securities	1,089	1,085	4	0.37%
Loss on Prepayment of Borrowings	0	910	(910)	-100.00%
Other Noninterest Expenses	26,186	24,614	1,572	6.39%
Income Before Income Tax Provision	15,378	16,482	(1,104)	-6.70%
Income Tax Provision	3,847	4,076	(229)	-5.62%
Net Income	$11,531	$12,406	$(875)	-7.05%

PER COMMON SHARE DATA:
Net Income – Basic	$0.95	$1.02	$(0.07)	-6.86%
Net Income – Diluted	$0.95	$1.01	$(0.06)	-5.94%
Cash Dividends Declared Per Share	$0.78	$0.78	$0.00	0.00%
Number Shares Used in Computation – Basic	12,098,554	12,222,557
Number Shares Used in Computation – Diluted	12,122,574	12,243,746

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CONDENSED, CONSOLIDATED BALANCE SHEET DATA

(In Thousands, Except Per Share Data) (Unaudited)

	SEPT. 30,	SEPT. 30,	SEPT. 30, 2016 vs 2015
	2016	2015	$ Incr. (Decr.)	% Incr. (Decr.)
ASSETS
Cash & Due from Banks	$34,070	$32,221	$1,849	5.74%
Available-for-sale Securities	409,800	461,713	(51,913)	-11.24%
Loans Held for Sale	621	76	545	717.11%
Loans, Net	733,917	672,449	61,468	9.14%
Intangible Assets	11,963	11,978	(15)	-0.13%
Other Assets	54,962	54,094	868	1.60%
TOTAL ASSETS	$1,245,333	$1,232,531	$12,802	1.04%

LIABILITIES
Deposits	$991,880	$961,112	$30,768	3.20%
Repo Sweep Accounts	6,320	5,744	576	10.03%
Total Deposits and Repo Sweeps	998,200	966,856	31,344	3.24%
Borrowed Funds	46,808	67,342	(20,534)	-30.49%
Other Liabilities	9,722	8,233	1,489	18.09%
TOTAL LIABILITIES	1,054,730	1,042,431	12,299	1.18%

SHAREHOLDERS' EQUITY
Common Shareholders' Equity, Excluding Accumulated Other Comprehensive Income	185,173	183,978	1,195	0.65%
Accumulated Other Comprehensive Income:
Net Unrealized Gains/Losses on
Available-for-sale Securities	5,388	6,116	(728)	-11.90%
Defined Benefit Plans	42	6	36	600.00%
TOTAL SHAREHOLDERS' EQUITY	190,603	190,100	503	0.26%
TOTAL LIABILITIES & SHAREHOLDERS' EQUITY	$1,245,333	$1,232,531	$12,802	1.04%

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